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                                                                   EXHIBIT 23(b)

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
The Netplex Group, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-00000) on Form S-3 of The Netplex Group, Inc. of our report dated April 19, 1999 relating to the consolidated balance sheet of The Netplex Group, Inc. and subsidiaries as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1999, annual report on Form 10-K of The Netplex Group, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG LLP

McLean, VA
May 5, 2000